 Exhibit 99.1

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For immediate release

AutoZone Names New CFO

Memphis, Tenn. (January 3, 2002) -- AutoZone, Inc. (NYSE: AZO), the nation's largest auto parts retailer, today announced Michael G. Archbold, 41, will join the company as senior vice president and chief financial officer effective February 4, 2002. Archbold comes to AutoZone after 6 years with Barnes & Noble, Inc. where he was most recently vice president and chief financial officer of that company's largest entity, the Booksellers Division.

Archbold will report to Steve Odland, AutoZone's chairman, president & CEO. Archbold fills the position being vacated by Robert J. Hunt who last spring announced his intention to retire.

"We're excited to welcome Mike to AutoZone," said Steve Odland. "Mike has an extensive background in retail, specialty hardlines in particular. His previous experience is highly relevant to AutoZone. Mike will make a great addition to our senior team."

Before joining Barnes & Noble, Archbold was with Woolworth Corporation (now Foot Locker, Inc.) where he held various financial positions, including assistant controller. He began his career as a senior accountant at Price Waterhouse (now PricewaterhouseCoopers).

Archbold holds a B.S. degree in accounting from Fairfield University and is a C.P.A.

About AutoZone

AutoZone sells auto and light truck parts, chemicals and accessories through more than 3,000 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 22 AutoZone stores in Mexico, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com. AutoZone stock is traded on the New York Stock Exchange and is included in the Standard & Poor's 500 Index.

Contact Information:

Media: Ray Pohlman at 901 495-7962, ray.pohlman@autozone.com
Financial: Emma Jo Kauffman at 901 495-7005, emma.jo.kauffman@autozone.com